As filed with the Securities and Exchange Commission on March 5, 2014

Registration No. 333-192600

UNITED STATES

SECURITIES EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUNTINGTON BANCSHARES INCORPORATED

(Exact name of registrant as specified in its charter)

Maryland	31-0724920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

41 South High Street

Columbus, Ohio 43287

(Address of Principal Executive Offices) (Zip Code)

Camco Financial Corporation 2013 Equity Plan

Camco Financial Corporation 2010 Equity Plan

2002 Equity Incentive Plan

Westwood Homestead Financial 1997 Stock Option Plan

Employment Agreement, effective as of December 31, 2008, by and among Camco Financial Corporation,

Advantage Bank and James E. Huston

(Full title of the plan)

Richard A. Cheap

General Counsel and Secretary

Huntington Bancshares Incorporated

41 South High Street

Columbus, Ohio 43287

(Name and address of agent for service)

(614) 480-4647

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, par value $0.01	1,276,785 shares (2)	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, par value $0.01 per share (“Common Stock”), registered includes an indeterminable number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend, or similar transaction that results in an increase in the number of outstanding shares of Common Stock.
(2)	Represents the maximum number of shares of Common Stock issuable under outstanding stock options granted in the aggregate under the Camco Financial Corporation 2013 Equity Plan, the Camco Financial Corporation 2010 Equity Plan, the 2002 Equity Incentive Plan, the Westwood Homestead Financial 1997 Stock Option Plan and the Employment Agreement, effective as of December 31, 2008, by and among Camco Financial Corporation, Advantage Bank and James E. Huston, which options were assumed by us in connection with the merger of Camco Financial Corporation, a Delaware corporation, with and into us (the “Merger”). The Merger was consummated on March 1, 2014.
(3)	These shares were registered under the Registration Statement on Form S-4 (File No. 333-192600) filed under the Securities Act with the Securities and Exchange Commission on November 27, 2013, as amended by Pre-Effective Amendment No. 1, filed on December 20, 2013, and Pre-Effective Amendment No. 2, filed on January 8, 2014. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

EXPLANATORY NOTE

The Registrant hereby amends its Registration Statement on Form S-4 (File No. 333-192600) filed under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (the “Commission”) on November 27, 2013, as amended by Pre-Effective Amendment No. 1, filed on December 20, 2013, and Pre-Effective Amendment No. 2, filed on January 8, 2014 (as amended, the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”) relating to shares of Huntington Bancshares Incorporated common stock, par value $0.01 per share (“Common Stock”), issuable upon the exercise of options (the “Legacy Camco Options”) granted under the Camco Financial Corporation 2013 Equity Plan, the Camco Financial Corporation 2010 Equity Plan, the 2002 Equity Incentive Plan, the Westwood Homestead Financial 1997 Stock Option Plan and the Employment Agreement, effective as of December 31, 2008, by and among Camco Financial Corporation, Advantage Bank and James E. Huston (the “Legacy Camco Plans”). All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

Pursuant to that certain Agreement and Plan of Merger, dated as of October 9, 2013, by and between Camco Financial Corporation, a Delaware corporation (“Legacy Camco”) and Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), on March 1, 2014, Legacy Camco merged with and into Huntington, with Huntington continuing as the surviving corporation (the “Merger”). Huntington is referred to herein as “we,” “our,” “us,” “Huntington,” the “Registrant,” and the “Company.”

At the effective time of the Merger, each outstanding Legacy Camco Option issued pursuant to the Legacy Camco Plans converted into a corresponding option with respect to Common Stock. This Registration Statement is being filed for the purpose of registering up to 1,276,785 shares of Common Stock issuable upon the exercise of the converted Legacy Camco Options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company are hereby incorporated in this Registration Statement by reference:

1.	The Company’s Annual Report on Form 10-K filed with the Commission for the year ended December 31, 2013, filed by the Company with the Commission on February 14, 2014; and

2.	The description of our common stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on April 28, 1967, including any subsequently filed amendments and reports updating such description.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s charter provides that it shall indemnify its directors to the fullest extent under the general laws of the State of Maryland now or hereafter in force, including the advance of expenses to directors subject to procedures provided by such laws, its officers to the same extent it shall indemnify its directors, and its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with Maryland law.

Section 2-418 of the Maryland General Corporation Law provides, in substance, that a corporation may indemnify any present or former director or officer or any individual who, while a director or officer of the corporation and at the request of the corporation, has served another enterprise as a director, officer, partner or trustee who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding, unless it is proved that the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director or officer actually received an improper personal benefit in money, property, or services; or, in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Notwithstanding the above, a director or officer may not be indemnified in respect of any proceeding, by or in the right of the corporation, in which such director or officer shall have been adjudged liable to the corporation or in respect of any proceeding charging improper receipt of a personal benefit.

Termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct. Termination of any proceeding by conviction, plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct. Indemnification is not permitted unless authorized for a specific proceeding, after a determination that indemnification is permissible because the requisite standard of conduct has been met (1) by a majority of a quorum of directors not at the time parties to the proceeding (or a majority of a committee of one or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors; or (3) by the stockholders (other than stockholders who are also directors or officers who are parties).

Section 2-418 provides that a present or former director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding shall be indemnified against reasonable expenses incurred by the director or officer in connection with the proceeding. A court of appropriate jurisdiction upon application of a director or officer and such notice as the court shall require may order indemnification in the following circumstances: (1) if it determines a director or officer is entitled to reimbursement pursuant to a director’s or officer’s success, on the merits or otherwise, in the defense of any proceeding, the court shall order indemnification, in which case the director or officer shall be entitled to recover the expenses of securing such reimbursement; or (2) if it determines that a director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the case of a proceeding charging improper personal benefit to the director or officer, shall be limited to expenses.

The reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the director or officer of his good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director or officer to repay the amount if it shall be ultimately determined that the standard of conduct has not been met.

The indemnification and advancement of expenses provided or authorized by Section 2-418 are not exclusive of any other rights to which a director or officer may be entitled both as to action in his official capacity and as to action in another capacity while holding such office.

Pursuant to Section 2-418, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under Section 2-418. A corporation may provide similar protection, including a trust fund, letter of credit or surety bond, which is not inconsistent with Section 2-418. A subsidiary or an affiliate of the corporation may provide the insurance or similar protection.

Subject to certain exceptions, the directors and officers of the Registrant and its affiliates are insured (subject to certain maximum amounts and deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as such directors or officers or while acting in their capacities as fiduciaries in the administration of certain of the Registrant’s employee benefit programs. The Registrant is insured, subject to certain retentions and exceptions, to the extent it shall have indemnified the directors and officers for such loss.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on March 5, 2014.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ David S. Anderson
Name:	David S. Anderson
Title:	Executive Vice President, Interim Chief Financial Officer and Controller (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 5, 2014.

Signature	Title

/s/ Stephen D. Steinour	Chairman, President, Chief Executive Officer, and Director (Principal Executive Officer)
Stephen D. Steinour

/s/ David S. Anderson	Executive Vice President, Interim Chief Financial Officer and Controller (Principal Financial Officer)
David S. Anderson

*	Director
Ann B. Crane

*	Director
Don M. Casto III

*	Director
Michael J. Endres

*	Director
Steven G. Elliot

*	Director
John B. Gerlach, Jr.

*	Director
Peter J. Kight

*	Director
Jonathan A. Levy

*	Director
Richard W. Neu

*	Director
David L. Porteous

*	Director
Kathleen H. Ransier

* By:	/s/ David S. Anderson
David S. Anderson Attorney-in-fact March 5, 2014

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Amendment to Articles of Restatement of Charter, as amended (filed as Exhibit 3(i) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated by reference herein).

4.2	Articles of Amendment to Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on May 31, 2007).

4.3	Articles of Amendment to Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on May 7, 2008).

4.4	Articles of Amendment to Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3(i)(c) to Huntington Bancshares Incorporated’s Quarterly Report on Form 10-Q filed on May 15, 1998).

4.5	Articles of Amendment to Articles of Restatement of Charter of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on April 27, 2010).

4.6	Articles Supplementary of Huntington Bancshares Incorporated, as of April 22, 2008 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on April 22, 2008).

4.7	Articles Supplementary of Huntington Bancshares Incorporated, as of April 22, 2008 (incorporated by reference to Exhibit 3.2 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on April 22, 2008).

4.8	Articles Supplementary of Huntington Bancshares Incorporated, as of November 12, 2008 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on November 12, 2008).

4.9	Articles Supplementary of Huntington Bancshares Incorporated, as of December 31, 2006 (incorporated by reference to Exhibit 3.4 to Huntington Bancshares Incorporated’s Annual Report on Form 10-K filed on February 22, 2007).

4.10	Articles Supplementary of Huntington Bancshares Incorporated, as of December 28, 2011 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on December 28, 2011).

4.11	Bylaws of Huntington Bancshares Incorporated, as amended and restated, as of July 18, 2012 (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Current Report on Form 8-K filed on July 24, 2012).

5.1	Opinion of Wachtell, Lipton, Rosen & Katz.

10.1	Camco Financial Corporation 2013 Equity Plan (incorporated by reference to Exhibit A to Camco Financial Corporation’s definitive proxy statement on Schedule 14A filed on April 19, 2013).

10.2	Camco Financial Corporation 2010 Equity Plan (incorporated by reference to Exhibit A to Camco Financial Corporation’s definitive proxy statement on Schedule 14A filed on April 19, 2010).

10.3	Camco Financial Corporation 2002 Equity Incentive Plan (incorporated by reference to Exhibit A to Camco Financial Corporation’s definitive proxy statement on Schedule 14A filed on April 22, 2002).

10.4	Westwood 1997 Stock Option Plan (incorporated by reference to Exhibit A to Camco Financial Corporation’s Form S-8 filed on January 5, 2000).

10.5	Employment Agreement, effective as of December 31, 2008, by and among Camco Financial Corporation, Advantage Bank and James E. Huston (incorporated by reference to Exhibit 10 to Camco Financial Corporation’s Current Report on Form 8-K filed on January 7, 2009.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to Huntington Bancshares Incorporated’s Registration Statement on Form S-4 filed on November 27, 2013).